Exhibit 10.33

October 18, 2007

Dear John,

This letter confirms our contingent offer of employment with The Princeton Review, as Executive Vice President of Strategy and Business Development. This position will report to Steve Richards.

You will be compensated bi-weekly, or on such other basis as the company compensates its senior executives, at the rate of $12,115.38 (based on an annual salary of $315,000.00). You will also be eligible for a bonus of up to 50% of your annualized base salary.

As a senior executive, you will be granted a stock option to purchase 100,000 shares of the company’s common stock that will vest based on the achievement of a combination of corporate and personal goals to be agreed upon by you and Michael Perik. Additionally, you will be granted a stock option to purchase 300,000 shares of the company’s common stock that will vest in equal installments quarterly over four years. Both option grants will be awarded at the stock’s fair market value as of the close of market on the date of grant by the Compensation Committee of The Princeton Review. The grants will be governed by the company’s 2000 Stock Incentive Plan (the “Stock Plan”) and will be evidenced by one or more stock option agreements. The company will review your equity compensation as part of its annual review of all of Princeton Review’s senior officers.

We currently offer a benefits package which includes 22 Days of Paid Time Off per year, a 401(k) retirement plan, medical and life insurance, short-term and long-term disability, and an education assistance program. We also provide a cafeteria plan for transit expenses, as well as medical and dependent care reimbursement as set forth in the Employee Handbook and governing Benefits plan documents. You will be entitled to all benefits made available generally to the company’s senior executives.

This offer controls and supersedes any verbal representations made to you by anyone regarding wages, bonuses, benefits, job duties or terms of employment at The Princeton Review. You will be an “at will” employee of The Princeton Review throughout your employment and subject to an arbitration provision requiring the arbitration of any disputes you may have with the company.

Again, congratulations, and we hope to welcome you soon to The Princeton Review. I’m sure this position will provide you with a unique challenge and learning opportunity. Please confirm your acceptance of our offer under the above terms by signing and returning this letter as promptly as practicable.

If you have any questions or concerns, please don’t hesitate to call me at (212) 874-8282 ext. 1668.

Sincerely,

/s/ Linda Nessim

Linda Nessim

Executive Vice President, Human Resources

Accepted:	/s/ John Marshall	Oct. 22, 2007
	(Your signature)	(Date)